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                                                                  Exhibit 23.2
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                        INDEPENDENT AUDITORS' CONSENT
                            AND REPORT ON SCHEDULE


The Board of Directors
Durametallic Corporation:

The audits referred to in our report dated February 17, 1995, included the related financial statement schedule as of December 31, 1994, and for each of the years in the three-year period ended December 31, 1994, included in the Joint Proxy Statement/Prospectus. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Tax and Accounting Treatment of the Merger," "Accounting Treatment of the Merger," "Selected Financial Data of Durametallic" and "Experts" in the Joint Proxy Statement/Prospectus. Our report covering the December 31, 1993 financial statements refers to a change in the method of accounting for income taxes, to a change in the method of accounting for post-retirement benefits other than pensions, and to a change in the method of accounting for post-employment benefits.

KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP

Detroit, Michigan
October 20, 1995